Exhibit 1.1

CREDIT AGREEMENT

Among

SENSIENT TECHNOLOGIES CORPORATION,

as Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Bank and Issuing Bank

M & I MARSHALL & ILSLEY BANK

and

KEYBANK NATIONAL ASSOCIATION

as Co-Syndication Agents

COOPERATIEVE CENTRALE RAIFFEISEN–BOERENLEENBANK B.A.,

“Rabobank Nederland” New York Branch,

and

THE BANK OF TOKYO-MITSUBISHI, LTD., Chicago Branch,

as Co-Documentation Agents

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

Closing Date: September 2, 2004

$150,000,000 Revolving Credit Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION

Arranger and Sole Book Runner

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Exhibit A	Commitment Amounts and Addresses

Exhibit B	Promissory Note

Exhibit C	Compliance Certificate

Exhibit D	Opinion of Borrower’s Counsel

Exhibit E	Assignment Certificate

Exhibit F	Borrowing Certificate

Exhibit G	Swing Line Note

Schedule 2.15	Existing Debt

Schedule 4.2	Consents

Schedule 4.4	Subsidiaries

Schedule 4.7	Litigation

Schedule 4.8	Environmental Matters

Schedule 6.1	Liens

Schedule 6.10	Existing Investments

Schedule 6.11	Guaranties, Etc.

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CREDIT AGREEMENT

Dated as of September 2, 2004

Sensient Technologies Corporation, a Wisconsin corporation; the Lenders, as defined below; Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, Swing Line Bank, Issuing Bank, Arranger and Sole Book Runner, M&I Marshall & Ilsley Bank, a Wisconsin corporation, as Co-Syndication Agent, KeyBank, a national banking association, as Co-Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Co-Documentation Agent, and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as Co-Documentation Agent, agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

“Accounting Practices Change” means any change in the Borrower’s accounting practices that is required under the standards of the Financial Accounting Standards Board.

“Acquisition Target” means any Person becoming a Subsidiary of the Borrower after the date hereof; any Person that is merged into or consolidated with the Borrower or any Subsidiary of the Borrower after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower after the date hereof.

“Act” means the Securities Act of 1933, as amended.

“Additional Lender” means a financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.10.

“Advance” means an advance by the Lenders to the Borrower pursuant to Section 2.1 or a Swing Line Advance.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.

“Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.2.

“Alternative Currency” means English pounds, Euros, Swiss francs, or any other currency (other than Dollars) requested by the Borrower and acceptable to all of the Lenders.

“Alternative Currency Base Rate” means, with respect to any Alternative Currency Funding and any Interest Period, the rate per annum which appears on the applicable Telerate page as of approximately 11:00 a.m. London time on the date two Business Days before the commencement of such Interest Period as the rate at which deposits in the applicable Alternative Currency are offered to first-class banks in the London interbank market for funds to be made available on the first day of the applicable Interest Period in an amount approximately equal to the amount of such Alternative Currency Funding for a term substantially equivalent to the applicable Interest Period; provided, however, that if such Telerate page is no longer available, the Alternative Currency Base Rate shall be determined by the Agent on the basis of the offered rate on such other page or other service acceptable to the Required Lenders that displays an average British Bankers Association rate for deposits in the applicable Alternative Currency for funds to be made available on the first day of the applicable Interest Period in an amount approximately equal to the amount of such Alternative Currency Funding for a term substantially equivalent to the applicable Interest Period.

“Alternative Currency Funding” means a Borrowing or any portion thereof that is made in an Alternative Currency.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Rate” means, with respect to any Alternative Currency Funding, the annual rate equal to the sum of (i) the Alternative Currency Base Rate, and (ii) the applicable Eurodollar Rate Margin.

“Assignment Certificate” has the meaning set forth in Section 8.10.

“Authorizing Order” means any order of any regulatory body having jurisdiction over the Borrower authorizing and/or restricting the indebtedness that may be created from time to time hereunder (whether on account of Advances, Letters of Credit or otherwise).

“Availability” means the difference between the aggregate Commitment Amounts and the Outstandings.

“Base Rate” means an annual rate equal to the Reference Rate, plus the Base Rate Margin, which rate shall change when and as the Reference Rate or any component of the Base Rate Margin changes.

“Base Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at the Base Rate.

“Base Rate Margin” means a percentage, determined as set forth in Section 2.6.

“Borrower” means Sensient Technologies Corporation, a Wisconsin corporation and a party to this Agreement.

“Borrowing” means a borrowing under Article II consisting of Advances made to the Borrower at the same time by each of the Lenders severally.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Rate Fundings or Alternative Currency Fundings, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota, California, Wisconsin and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars or the applicable Alternative Currency are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Minnesota, California, Wisconsin and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

“Cash Collateral Account” means an interest-bearing account maintained with the Agent in which funds are deposited pursuant to Section 2.7(h) or Section 7.2(c).

“Change of Control” means, with respect to any corporation, either (i) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then-outstanding voting capital stock of such corporation; or (ii) a change in the composition of the board of directors of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (i) those members of the board of directors of the applicable corporation who assumed office prior to such date, and (ii) those members of the board of directors of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

“Commitment” means, with respect to each Lender, that Lender’s commitment to make Advances and participate in Letters of Credit pursuant to Article II.

“Commitment Amount” means, with respect to each Lender, the amount set forth opposite that Lender’s name in Exhibit A or on any Assignment Certificate, unless said amount is reduced pursuant to Section 2.10, in which event it means the amount to which said amount is reduced.

“Commitment Termination Date” means September 2, 2007, or the earlier date of termination in whole of the Commitments pursuant to Section 2.10 or 7.2.

“Compliance Certificate” means a certificate in substantially the form of Exhibit C, or such other form as the Borrower and the Lenders may from time to time agree upon in writing, executed by the chief financial officer, controller, chief accounting officer or treasurer of the Borrower, (i) setting forth relevant facts in reasonable detail the computations as to whether or not the Borrower is in compliance with the requirements set forth in Sections 6.7 and 6.8, (ii) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (iii) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Dollar Equivalent” means (i) with respect to a Borrowing, Advance or Letter of Credit made or denominated in Dollars, the amount of such Borrowing, Advance or Letter of Credit, and (ii) with respect to an Alternative Currency Funding or Alternative Currency Letter of Credit, the amount in freely-transferable Dollars that the Agent may purchase for the amount and in the currency of such Alternative Currency Funding or Alternative Currency Letter of Credit on the spot market on the day of determination, determined at the Agent’s discretion within the period of three Business Days preceding the day of such Alternative Currency Funding, as of the first day of the Interest Period applicable to such Alternative Currency Funding, on the date of the issuance of or any draw under such Alternative Currency Letter of Credit and at such other times as the Agent shall determine in accordance with this Agreement.

“Dollars” means United States Dollars.

“EBITR” means, with respect to any period:

(i)	(A) the after-tax net income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (B) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)

plus

(ii)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (i)(A) of this definition (but without duplication for any item):

(A)	Interest Expense,

(B)	income tax expense of the Borrower and its Subsidiaries, and

(C)	Rental Expense.

“Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.

“Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

“Eurodollar Base Rate” means, with respect to any Interest Period, the rate per annum which appears on Telerate Page 3750 under the heading “British Bankers Association LIBOR Rates” in the column designated “USD,” as of approximately 11:00 a.m. London time on the date two Business Days before the commencement of such Interest Period as the rate at which dollar deposits in immediately available funds are offered on the London interbank dollar market for a term substantially equivalent to the applicable Interest Period; provided, however, that if such page is no longer available, the Eurodollar Base Rate shall be determined by the Agent on the basis of the offered rate on such other page or other service acceptable to the Required Lenders that displays an average British Bankers Association LIBOR rate for deposits in United States dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“Eurodollar Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable Eurodollar Base Rate (rounded up to the nearest 1/16 of 1%) for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (ii) the Eurodollar Rate Margin.

“Eurodollar Rate Funding” means any Borrowing, or any portion of the principal balance of the Notes, bearing interest at a Eurodollar Rate.

“Eurodollar Rate Margin” means a percentage, determined as set forth in Section 2.6.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Fee Rate” means a percentage, determined as set forth in Section 2.6.

“Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.

“Fee Letter” means the separate agreement between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the Agent’s own behalf or for the benefit of the Lenders, as more fully set forth therein.

“GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for changes concurred in by Borrower’s independent public accountants and disclosed in Borrower’s financial statements or the notes thereto.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Borrower and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease.

“Interest Period” means, with respect to any Eurodollar Rate Funding or Alternative Currency Funding, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower; provided, however, that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuing Bank” means Wells Fargo, acting as the bank issuing Letters of Credit.

“L/C Amount” means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Lenders have neither been reimbursed nor made any Advance.

“L/C Application” has the meaning set forth in Section 2.7(b).

“L/C Sublimit” means $20,000,000.

“Lenders” means Wells Fargo, acting on its own behalf and not as Agent, each of the undersigned banks and any financial institution that becomes a Lender pursuant to the procedures set forth in Section 8.10, collectively.

“Letter of Credit” has the meaning set forth in Section 2.7(a).

“Level Status” means Level I, Level II, Level III, Level IV, Level V or Level VI, each as determined pursuant to Section 2.6(a).

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, the Notes, the Swing Line Note, any L/C Application and the Fee Letter.

“Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), or operations of the Borrower and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Note” has the meaning set forth in Section 2.1.

“Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which the Borrower may now or at any time hereafter owe to any Lender or the Agent, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, the Fee Letter or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (iii) all Synthetic Lease Obligations of such Person.

“Organizational Documents” means, (i) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (ii) with respect to any partnership, the partnership agreement of such partnership, (iii) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (iv) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Outstandings” means, at any time, an amount equal to the sum of (i) the aggregate principal balance of the Notes and the Swing-Line Note then outstanding, and (ii) the L/C Amount then outstanding.

“Outstandings Percentage” means, for any period of computation, the ratio (expressed as a percentage) of the average aggregate Outstandings for each day during such period to the average aggregate Commitment Amounts for each day during such period.

“Participating Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Percentage” means, with respect to each Lender, the ratio of (i) that Lender’s Commitment Amount, to (ii) the aggregate Commitment Amounts of all of the Lenders. For purposes of this definition only, following the Commitment Termination Date, each Lender’s Commitment Amount shall be deemed to be the principal balance outstanding of that Lender’s Note.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan or other plan established or maintained by the Borrower or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.

“Prime Rate” means, at any time, the rate of interest most recently announced by the Agent at its principal office as its “prime rate” or, if the Agent ceases to announce a rate so designated, any similar successor rate designated by the Agent. Such rate is one of the Agent’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such publication or publications as the Agent may designate.

“Reference Rate” means, at any time, the greater of:

(a) the Prime Rate,

or

(b) the Federal Funds Rate, plus 50 basis points (0.50%).

“Rental Expense” means, with respect to any period, the aggregate amount of rental payments made by the Borrower and its Subsidiaries (determined on a consolidated basis) for such period with respect to operating leases.

“Reportable Event” means (i) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (iv) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

“Required Lenders” means one or more Lenders (including, where relevant, Additional Lenders) having an aggregate Percentage greater than 50%.

“S&P” means Standard & Poors Ratings Group, a division of McGraw-Hill Corporation.

“SEC” means the Securities and Exchange Commission.

“Senior Debt” means the Borrower’s non-credit-enhanced long-term Indebtedness that is not subordinated to any other long-term Indebtedness of the Borrower.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“Solvent” means, with respect to any Person, that as of the date of determination (i) the fair market value of the property of such Person is (A) greater than the total liabilities (including contingent liabilities) of such Person, and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (iv) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Borrower, the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swing Line Advance” has the meaning provided in Section 2.19.

“Swing Line Bank” has the meaning provided in Section 2.19.

“Swing Line Note” has the meaning provided in Section 2.19.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.

“Total Capital” means the sum of (A) stockholders’ equity, which is the sum of common stock, premium on common stock and retained earnings (exclusive of foreign currency translation adjustments), and (B) Total Funded Debt, all determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Total Funded Debt” of any Person means (without duplication) (i) all indebtedness of such Person for borrowed money; (ii) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (A) due more than nine months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or a similar written instrument; (iii) all Capitalized Lease obligations; (iv) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person; (v) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (vi) indebtedness evidenced by bonds, notes or similar written instrument; (vii) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (ii) above); (viii) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (ix) guaranty obligations of such Person with respect to indebtedness for borrowed money of another Person (including Affiliates); and (x) Off-Balance Sheet Liabilities; provided, however, that in no event shall any calculation of Funded Debt of the Borrower include deferred taxes.

“Utilization Fee Rate” means a percentage, determined as set forth in Section 2.6.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.

Section 1.2 Times

All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

Section 1.3 Accounting Terms and Determinations

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Borrower’s compliance with the covenants set forth in Sections 6.7 and 6.8 shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Borrower and the Required Lenders in accordance with Section 9.14 hereof.

ARTICLE II

Amount and Terms of the Loans and Letters of Credit

Section 2.1 Committed Advances.

Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Lender’s Commitment Amount, less that Lender’s Percentage of the sum of the then-outstanding L/C Amount. The total amount of the Advances outstanding hereunder shall not exceed $150,000,000 minus any then-outstanding Swing Line Advances and the L/C Amount. Within the limits of each Lender’s Commitment Amount, the Borrower may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1. If so requested by any Lender, the Advances made by that Lender under this Section 2.1 shall be evidenced by and repayable with interest in accordance with a single promissory note of the Borrower (each, a “Note”) payable to the order of that Lender, substantially in the form of Exhibit B hereto, dated the date hereof. The Notes shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

Section 2.2 Procedure for Making Advances.

Each Borrowing under Section 2.1 shall occur following written notice from the Borrower to the Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of the Borrower. Each such notice or request shall specify (i) the date of the requested Borrowing, (ii) the amount thereof, (iii) if any portion of such Borrowing will bear interest at a Eurodollar Rate or be made in an Alternative Currency, the Interest Period selected by the Borrower with respect thereto, and (iv) if such Borrowing will be made in an Alternative Currency, the Alternative Currency in which such Borrowing will be made. Such notice or request must be received by the Agent not later than 11:00 a.m. on the day on which such Borrowing is to occur or, if all or any portion of the Borrowing will bear interest at a Eurodollar Rate or be made in an Alternative Currency, not later than three Business Days prior to the date on which such Borrowing is to occur. Concurrent with any such notice or request, the Borrower shall deliver to the Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.3(b). Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate or be made in an Alternative Currency, the close of business on the day that the request is received, the Agent will notify the Lenders of the amount of the requested Borrowing, the amount of each Lender’s Advance with respect thereto, and, if applicable, the fact that the Borrowing will bear interest at a Eurodollar Rate or an Alternative Currency Rate and the Interest Period selected by the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, each Lender shall remit its Percentage of the requested Borrowing to the Agent in immediately available funds. So long as a Lender receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurodollar Rate or an Alternative Currency Rate, the close of business on the day that the request is received, that Lender will make its Advance with respect to that Borrowing available to the Agent by wire transfer of immediately available funds to the Agent not later than 3:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and the Borrower may from time to time agree. The Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 greater than $500,000; provided, however, that any portion of such Borrowing bearing interest at a Eurodollar Rate or an Alternative Currency Rate must be in the amount of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Agent. However, the Borrower shall be obligated to repay all Advances for which it actually received the moneys (including but not limited to all Advances the proceeds of which were deposited in any account of the Borrower) or in respect of which the Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct.

Section 2.3 Interest

(a) The Notes shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.

(b) Unless the Borrower elects a Eurodollar Rate or an Alternative Currency Rate pursuant to this Section, the principal balance of each Note shall bear interest at the Base Rate.

(c) At the election of the Borrower, which may be exercised from time to time, the Borrower may request in writing or by telephone that a Eurodollar Rate or Alternative Currency Rate be applicable for the portion of the outstanding principal balance of the Notes (including any Advance requested or to be requested) and for the Interest Period indicated by the Borrower in its request; provided, however, that in no event shall more than eight Eurodollar Rate Fundings and Alternative Rate Fundings be outstanding at any one time. The portion of the outstanding balance of the Notes for which a Eurodollar Rate or Alternative Currency Rate is requested (i) must be in the amount (as to all Notes combined) of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000, and (ii) if such request relates to Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Base Rate, or (2) bear interest at a Eurodollar Rate or Alternative Currency Rate with respect to which the Interest Period expires on such first day. In no event may the Borrower select an Interest Period extending beyond the Commitment Termination Date. A request for a Eurodollar Rate or Alternative Currency Rate (i) must be received by the Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Agent shall give the Lenders prompt notice thereof), and (ii) may not be rescinded by the Borrower after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurodollar Rate or Alternative Currency Rate shall (subject to fluctuations in the applicable Eurodollar Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Notes to which the Eurodollar Rate or Alternative Currency Rate request related (and the remaining part of the principal balance of the Notes, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts). At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Notes to which the Eurodollar Rate or Alternative Currency Rate request was applicable shall revert to the Base Rate unless a new Eurodollar Rate or Alternative Currency Rate request is made by the Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, (i) the Agent shall have no obligation to permit the application of a Eurodollar Rate or Alternative Currency Rate for any Interest Period if any Lender, in its sole discretion, determines that deposits in amounts equal to the requested amount, maturing at the end of the proposed Interest Period and, if applicable, in the applicable Alternative Currency are not readily available to such Lender from major banks in the London interbank market and (ii) without the consent of the Required Lenders, the Agent will not permit the application of a Eurodollar Rate or Alternative Currency Rate for any interest period if a Default or Event of Default has occurred and is continuing when the request for the Eurodollar Rate or Alternative Currency Rate is made. Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Notes bearing interest at a Eurodollar Rate or

Alternative Currency Rate, the applicable Eurodollar Rate or Alternative Currency Rate and the date on which the Interest Period applicable to such Eurodollar Rate or Alternative Currency Rate expires.

(d) If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of any Eurodollar Rate Funding or Alternative Currency Funding outstanding at the time of such determination, such Lender may, by notice to the Agent and the Borrower, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurodollar Funding or Alternative Currency Funding to an Advance bearing interest at the Base Rate in an amount equal to the Dollar Equivalent of such portion of the applicable Eurodollar Rate Funding or Alternative Currency Funding. Any such Advance shall be applied to the prepayment of that Lender’s portion of such Eurodollar Rate Funding or Alternative Currency Funding, but (i) no amount shall be required to be paid under Section 2.16 on account of such prepayment, and (ii) except as provided in Section 7.2 upon acceleration of the Notes, no interest shall be due and payable with respect to such Advance until the end of the applicable Interest Period.

(e) Unless the Borrower repays an Alternative Currency Funding on the expiration of the Interest Period applicable thereto in the applicable Alternative Currency, the outstanding principal balance of such Alternative Currency Funding shall be converted from the applicable Alternative Currency to Dollars on the expiration of such Interest Period. Upon any such conversion to Dollars, the Dollar Equivalent resulting from such conversion shall be deemed a Borrowing by the Borrower from the Lenders hereunder consisting of Advances by each Lender in proportion to their shares of the corresponding Alternative Currency Funding.

(f) If, as a result of any conversion of an Alternative Currency Funding to Dollars pursuant to paragraph (e) or any conversion of the Lenders’ reimbursement obligation with respect to any Alternative Currency Letter of Credit pursuant to Section 2.7, the sum of the Dollar Equivalent of all outstanding Advances and the L/C Amount exceeds the aggregate Commitment Amounts of the Lenders, the Borrower shall on demand by the Agent repay the amount of such excess, together with interest thereon from the date of such conversion until payment at the Base Rate.

Section 2.4 Limitation of Outstandings.

In no event shall the aggregate Outstandings at any time exceed the aggregate of the Commitment Amounts.

Section 2.5 Principal and Interest Payment Dates.

(a) Interest. Interest accruing at the Base Rate shall be due and payable on the last day of each March, June, September and December and on the Commitment Termination Date. Interest accruing at a Eurodollar Rate or an Alternative Currency Rate shall be due and payable on the last day of the applicable Interest Period or, if an

Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, and on the last day of the Interest Period and on the Commitment Termination Date.

(b) Principal. The principal balance of the Notes shall be due and payable in full on the Commitment Termination Date.

Section 2.6 Level Status and Margins.

(a) The Borrower’s Level Status shall be determined on the basis of the rating accorded the Borrower’s Senior Debt by S&P and Moody’s, in accordance with the following table:

	Level I	Level II	Level III	Level IV	Level V	Level VI
S&P	A- or better	BBB+ or better, but less than A-	BBB or better, but less than BBB+	BBB- or better, but less than BBB	BB+ or better, but less than BBB-	Less than BB+

Moody’s	A3 or better	Baa1 or better, but less than A3	Baa2 or better, but less than Baa1	Baa3 or better, but less than Baa2	Ba1 or better, but less than Baa3	Less than Ba1

If the ratings applied by S&P and Moody’s differ such that they do not fall within a single column in the table set forth above, (i) if the applicable columns are adjacent to each other, the Level Status in effect shall be based on the leftmost of the applicable columns, (ii) if the applicable columns are separated by a single column, the Level Status in effect shall be based on the column between those two columns, and (iii) if the applicable columns are separated by two or more columns, the Level Status in effect shall be based on the column to the immediate left of the rightmost applicable column.

(b)	In making the determinations under paragraph (a):

(i)	If either S&P or Moody’s changes the meaning or designation for its ratings referenced in paragraph (a), the criteria for Level Status in the table in paragraph (a) shall be adjusted in such manner as the Required Lenders may reasonably determine to correspond with the applicable rating designations used by S&P or Moody’s, as the case may be, in effect on the date hereof.

(ii)	If either S&P or Moody’s, but not both of them, ceases to rate the Borrower’s Senior Debt, the determination in paragraph (a) shall be made on the basis of the rating accorded by whichever one continues to rate such debt.

(iii)	If neither S&P nor Moody’s rates the Borrower’s Senior Debt, the Borrower shall be deemed to be at Level Status VI.

(c) The Base Rate Margin, Eurodollar Rate Margin, Facility Fee Rate, and Utilization Fee Rate at any time shall be determined from time to time on the basis of the Borrower’s Level Status, in accordance with the following table, with each change to a rate or margin to be immediately effective upon the announcement of the related change in in the Borrower’s Senior Debt rating by S&P and/or Moody’s:

	Level I	Level II	Level III	Level IV	Level V	Level VI
Base Rate Margin	0%	0%	0%	0%	0%	0%
Eurodollar Rate Margin	0.400%	0.500%	0.600%	0.775%%	1.200%	1.500%
Facility Fee Rate	0.100%	0.125%	0.150%	0.225%	0.300%	0.500%
Utilization Fee Rate	0.125%	0.125%	0.125%	0.250%	0.250%	0.375%

(d) Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin, Eurodollar Rate Margin and Facility Fee Rate. Inclusion of such default increment in calculating the Base Rate Margin, Eurodollar Rate Margin and Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.

Section 2.7 Letters of Credit.

(a) The Borrower may from time to time request that the Issuing Bank issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Borrower. No Letter of Credit shall be issued if (i) the Dollar Equivalent of the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount, the aggregate principal balance of the Notes then outstanding and the principal balance of the Swing-Line Note, would exceed the aggregate Commitment Amounts, or (ii) the Dollars Equivalent of the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.

(b) At least three days prior to the issuance of each Letter of Credit, the Borrower shall execute a letter of credit application and reimbursement agreement in the Issuing Bank’s standard form, as required by the Issuing Bank (an “L/C Application”).

(c) Each Letter of Credit shall be denominated in Dollars or an Alternative Currency specified by the Borrower in its application and reimbursement agreement.

(d) Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank. Unless otherwise approved by all of the Lenders, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance or ending later than five Business Days prior to the Commitment Termination Date.

(e) A letter of credit fee shall be due and payable to the Agent for the benefit of the Lenders in connection with each Letter of Credit. The letter of credit fee payable with respect to each standby Letter of Credit shall be computed at an annual rate equal to the applicable Eurodollar Margin in effect on the issuance date, applied to the face amount of such Letter of Credit outstanding from time to time, from and including the date of issuance of such Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit. The letter of credit fee payable with respect to each commercial Letter of Credit shall be computed at an annual rate equal to one half (50%) of the applicable Eurodollar Margin in effect on the issuance date, applied to the initial face amount of such Letter of Credit, payable on the date of issuance. In addition to the applicable letter of credit fee, a fronting fee shall be due and payable to the Agent for the account of the Issuing Bank in connection with each Letter of Credit. The fronting fee payable with respect to each standby Letter of Credit shall be computed at the annual rate of 0.125% (12.5 basis points), applied to the face amount of such Letter of Credit outstanding from time to time, from and including the date of issuance of such Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit. The fronting fee payable with respect to each commercial Letter of Credit shall be computed at an annual rate equal to 0.0625% (6.25 basis points), applied to the initial face amount of such Letter of Credit, payable on the date of issuance. In addition, the Borrower shall pay or reimburse the Issuing Bank for such additional fees as are specified in the Fee Letters and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(f) The Borrower shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Bank on demand (or, if demand is not earlier made, on the Commitment Termination Date), together with interest at the Base Rate from the date that such draft is paid by the Issuing Bank until payment of such amount in full. The Issuing Bank shall provide notice to the Borrower of payment of the draft within one Business Day of such payment. The Issuing Bank may (at its option) charge any deposit account maintained by the Borrower with the Issuing Bank for the amount of any draft drawn under a Letter of Credit. Unless the Borrower makes such payment with respect to an Alternative Currency Letter of Credit in the applicable Alternative Currency on the same Business Day as the day of payment of such draft by the Issuing Bank, the Borrower’s obligation to pay the amount of such draft shall be converted from the applicable Alternative Currency to Dollars following such payment by the Issuing Bank.

(g) Each Lender shall be deemed to hold a participation interest in each Letter of Credit equal to that Lender’s Percentage of the face amount of that Letter of Credit. If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each other Lender pay such Lender’s Percentage of the unreimbursed amount (which amount shall, in the case of an Alternative Currency Letter of Credit, have been converted to Dollars as set forth in Section 2.7(f). Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date. Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day. If payment is not made by a Lender when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Federal Funds Rate. After making any payment to the Issuing Bank under this subsection in connection with a particular Letter of Credit, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrower or otherwise. Upon receiving any such reimbursement, the Issuing Bank will distribute to each Lender its Percentage of such reimbursement. At the option of the Agent, payment by the Lenders hereunder may be deemed an Advance in accordance with Section 2.1 and payable under the Notes.

(h) Unless otherwise agreed by each Lender in writing, the Borrower shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account. Such deposit shall be made (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

Section 2.8 Facility and Utilization Fees.

(a) The Borrower shall pay to the Agent, for the benefit of the Lenders, a facility fee computed each day from the Effective Date through the Commitment Termination Date at an annual rate equal to the Facility Fee Rate in effect on such day applied to the aggregate amount of the Commitments then outstanding hereunder.

(b) The Borrower shall pay to the Agent, for the benefit of the Lenders, a utilization fee. The utilization fee shall be computed for the period from the date of this Agreement through September 30, 2004, for each calendar quarter thereafter, and for the period commencing on the day following the most recent quarterly computation date and ending on the Commitment Termination Date. If the Outstandings Percentage for any such period is greater than 50%, the utilization fee shall accrue during such period at an annual rate equal to the average Utilization Fee Rate, applied to the average Outstandings during such period. If the Outstandings Percentage for any such period is 50% or less, no utilization fee shall accrue.

(c) The facility fee and utilization fee set forth in this Section shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the Commitments. Any facility and utilization fees remaining unpaid on the Commitment Termination Date shall be due and payable on that date.

Section 2.9 Other Fees.

The Borrower shall pay to the Agent (i) for the benefit of the Lenders, the upfront fee set forth in the Fee Letter, and (ii) for the Agent’s own account and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter.

Section 2.10 Termination or Reduction of the Commitment.

The Borrower shall have the right at any time and from time to time upon three Business Days’ prior notice to the Agent (which shall promptly notify the Lenders) permanently to terminate the Commitments in whole or permanently to reduce the Commitment Amounts in part, without penalty or premium, provided that (i) the Commitments may not be terminated while any Advance or L/C Amount remains outstanding, (ii) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (iii) any partial reduction of the Commitment Amounts shall be pro rata as to each Lender in accordance with that Lender’s Percentage, and (iv) no reduction shall reduce the Commitment Amounts to an amount less than the sum of the aggregate Advances, Swing Line Advances and the L/C Amount outstanding (after giving effect to any prepayments of Advances to be made on or prior to the effective date of such reduction) at the time.

Section 2.11 Voluntary Prepayments.

The Borrower may prepay the Notes in whole or in part, without penalty or premium, at any time and from time to time; provided that (i) any prepayment by the Borrower hereunder shall be applied pro rata to the prepayment of each Lender’s Note, (ii) any prepayment of the full amount of Notes shall include accrued interest thereon, (iii) any prepayment of any portion of the principal balance of the Notes which, at the time of such prepayment, bears interest at a Eurodollar Rate or an Alternative Currency Rate shall be accompanied by compensation as specified in Section 2.16(b), and (iv) each prepayment of the Notes (other than prepayment of the Notes in full) shall be in the principal amount of $1,000,000 or an integral multiple of $1,000,000. Each partial prepayment of principal on the Notes shall be applied, first, to that portion of such Notes bearing interest at the Base Rate, and, second, to that portion of such Notes bearing interest at a Eurodollar Rate or an Alternative Currency Rate, in inverse order of the maturities of the Interest Periods applicable thereto.

Section 2.12 Computation of Interest and Fees.

All interest on Base Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.13 Payments.

(a) All payments of principal and interest under the Notes and L/C Amounts and of the fees hereunder shall be made to the Agent in immediately available funds, without setoff or counterclaim at its office in Minneapolis, Minnesota, except that payments of Alternative Currency Fundings and reimbursement obligations arising from Alternative Currency Letters of Credit shall be made to such office as the Agent may from time to time designate. All payments of principal and interest on any Note shall be made in Dollars, except that Alternative Currency Fundings and reimbursement obligations arising from Alternative Currency Letters of Credit shall be repaid in that same Alternative Currency or converted as set forth in Section 2.7(f). Payments received after noon on any day shall be deemed received on the next succeeding Business Day. The Borrower agrees that the amount shown on the books and records of each Lender as being the principal balance of that Lender’s Note, if any, shall be prima facie evidence of such principal balance. The Borrower hereby authorizes the Agent to charge against any demand deposit account the Borrower maintains with the Agent an amount equal to the accrued interest and fees from time to time due and payable to the Agent and the Lenders under the Notes or hereunder, or (at the Lenders’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.

(b) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars or any Alternative Currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower with respect to any such sum due from it to the Agent or any Lender (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the required location of payment the Alternative Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Alternative Currency, any difference between the sum originally due to such Entitled Person in the Alternative Currency and the amount of the Alternative Currency so purchased and transferred on that Business Day.

Section 2.14 Payment on Nonbusiness Days.

Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest on such Note or the fees hereunder, as the case may be.

Section 2.15 Use of Advances and Letters of Credit.

The proceeds of each Borrowing, and each Letter of Credit, shall be used by the Borrower for its general corporate purposes (including commercial paper backup). The proceeds of the first Borrowing shall be used, to the extent necessary, to pay or prepay all of the Borrower’s obligations under the credit agreements listed in Schedule 2.15.

Section 2.16 Yield Protection; Funding Indemnification.

In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:

(a) If at any time after the date hereof any adoption of or change in any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):

(i)	shall subject any Lender to any tax, duty or other charges with respect to this Agreement, or shall materially change the basis of taxation of payments to any Lender of the principal of or interest on any portion of the principal balance of that Lender’s Note bearing interest at a Eurodollar Rate or an Alternative Currency Rate (except for the imposition of or changes in the rate of Excluded Taxes (as defined in Section 2.17 of this Agreement)); or

(ii)	shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (other than reserves and assessments described in clause (i)(b) of the definition of “Eurodollar Rate” and taken into account in determining the applicable Eurodollar Rate) because of any portion of the principal balance of that Lender’s

Note bearing interest at a Eurodollar Rate or an Alternative Currency Rate and the result of any of the foregoing would be to increase the cost to that Lender of making or maintaining any such portion or to reduce any sum received or receivable by that Lender with respect to such portion;

then, within 30 days after demand by any Lender the Borrower shall pay that Lender such additional amount or amounts as will compensate that Lender for such increased cost or reduction. A Lender shall not make demand hereunder unless that Lender is generally imposing such increased costs on its similarly situated customers. No Lender may demand such compensation more than 90 days following the end of the Interest Period with respect to which such demand is made; provided, however, that the foregoing shall in no way limit the right of any Lender to demand compensation to the extent that such compensation relates to the retroactive application of any law, rule or regulation if such demand is made within 90 days after the adoption of or change in such law, rule or regulation. A certificate in reasonable detail of that Lender setting forth the basis for the determination of such additional amount or amounts shall be promptly submitted by that Lender to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to such amount or amounts.

(b) The Borrower shall also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of its Note at a Eurodollar Rate or an Alternative Currency Rate which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or prepayment in whole or in part of an Advance bearing interest at a Eurodollar Rate or an Alternative Currency Rate fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Lender acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Lender actually did so.

Section 2.17 Taxes.

(a) All payments made by the Borrower to the Agent or any Lender or Additional Lender (herein any “Payee”) under this Agreement or any of the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes imposed by any governmental or other taxing authority, except to the extent that such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes, duties or charges of whatever nature imposed on a Payee (other than taxes based on or measured by the net income of the Payee (or franchise taxes in lieu thereof) and imposed by the government or other taxing authority of the country, state or political subdivision in which such Payee is organized or incorporated or in which such Payee’s principal executive office or the office through which the Payee is acting is located or in which the Payee is otherwise subject to taxation. If the Borrower is compelled by law to make any such deductions or withholdings of Taxes it will:

(i)	pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)	except to the extent that such deduction or withholding of Taxes results from the failure by any Payee to comply with Section 2.17(c) or the relevant Assignment Certificate, pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings of Taxes (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings been made; and

(iii)	promptly forward to the Agent (for delivery to such Payee) an official receipt or other documentation reasonably satisfactory to the Agent evidencing such payment to such authorities.

(b) If any Taxes otherwise payable by the Borrower pursuant to Section 2.17(a) are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 2.17 shall survive any termination of this Agreement.

(c) If any Lender or Additional Lender is organized under the laws of any jurisdiction other than the United States or any state thereof, such Lender or Additional Lender will, prior to the date it becomes a party hereto, furnish to the Agent and the Borrower either duly executed U.S. Internal Revenue Service Form W-8BEN, or duly executed U.S. Internal Revenue Service Form W-8ECI, as applicable, wherein such Lender or Additional Lender will certify as to such Lender’s or Additional Lender’s entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder. In addition, each Lender and Additional Lender will deliver such forms promptly upon learning of the obsolescence or invalidity of any forms previously delivered by such Lender or Additional Lender. The Borrower shall not be required to pay additional amounts to any Lender or Additional Lender pursuant to this Section 2.17 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender or Additional Lender to comply with this Section 2.17(c).

(d) The amount that the Borrower shall be required to pay to any Payee pursuant to Section 2.17(a) or (b) shall be reduced by the amount of any refund, credit or allowance which such Payee receives in respect of Taxes as to which it has received additional amounts or has been indemnified by the Borrower as reasonably determined by such Payee; provided, however, that (i) such Payee’s determination of the amount of such refund, credit or allowance and the date on which it is received shall be conclusive, absent manifest error, (ii) no Payee shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Payee’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Payee shall subsequently determine that it has lost the benefit of all or a portion of such refund, credit or allowance, the Borrower shall promptly remit to such Payee the amount certified by such Payee to be the amount necessary to restore such Payee to the position it would have been in if no payment had been made pursuant to this Section 2.17(d).

(e) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent or the Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Agent or the Borrower, as applicable, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent or the Borrower, as applicable, under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent or the Borrower, as applicable, which attorneys may be employees of the Agent or the Borrower, as applicable). The obligations of the Lender under this Section 2.17(e) shall survive the payment of the Obligations and termination of this Agreement.

Section 2.18 Capital Adequacy.

If any Lender determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section:

(a) “Return”, for any period, means the percentage determined by dividing (i) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period, by (ii) the average capital that Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(b) “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy that applies to any Lender, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(c) “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of that Lender.

(d) “Lender” includes (but is not limited to) the Lenders, as defined elsewhere in this Agreement; any participant in the loans made hereunder (to the extent provided in Section 8.11 only); and any bank holding company with respect to any of the foregoing.

The initial notice sent by a Lender shall be sent as promptly as practicable after that Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Lender’s Return for the quarter in which the notice is sent and, if applicable, the preceding quarter, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, that Lender may send a new notice with respect to each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. In such event, the Borrower shall pay the Lender such amount within 30 days after demand by such Lender. A Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error. A Lender shall not make demand hereunder unless that Lender is generally imposing such increased costs on its similarly situated customers. No Lender may demand any compensation hereunder more than 45 days following the end of the quarter for which compensation is sought.

Section 2.19 Swing Line.

In order to accommodate the Borrower’s need for short-term revolving credit, Wells Fargo (in such capacity, the Swing Line Bank”) agrees to make Advances on the terms and subject to the conditions set forth in this Section (each a “Swing Line Advance”).

(a) Swing Line Advances shall be available during the period from the date of this Agreement through and including the Commitment Termination Date.

(b) The maximum amount of Swing Line Advances that may be outstanding at any given time shall be $10,000,000; provided, however, that the sum of the Swing Line Advances plus the aggregate amount of Advances outstanding under Section 2.1 and the L/C Amount shall never exceed the sum of the Commitment Amounts.

(c) Each Swing Line Advance shall occur following written or telephonic request to the Swing Line Bank from any person purporting to be authorized to request Advances on behalf of the Borrower. Each such notice or request must be received by the Swing Line Bank no later than 1:00 p.m. on the Business Day on which the Swing Line Advance is to occur and shall specify (i) that the Borrower is requesting a Swing Line Advance, and (ii) the amount thereof. Prior to the close of business on the day it receives the notice or request, the Swing Line Bank shall disburse the Swing Line Advance by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Swing Line Bank and the Borrower may from time to time agree in writing. The Swing Line Bank shall have no obligation to, and shall not, disburse any Swing Line Advance if any condition set forth in Article III has not been satisfied on the day of the requested Swing Line Advance. Each Swing Line Advance shall be in the amount of $500,000 or an integral multiple thereof.

(d) Each Swing Line Advance shall bear interest at an annual rate equal to the Base Rate. Interest on the Swing Line Advance shall be payable in arrears on the last day of each calendar quarter, and on the Commitment Termination Date.

(e) The Swing Line Advances shall be evidenced by and repayable in accordance with a single promissory note of the Borrower (the “Swing Line Note”) payable to the order of the Swing Line Bank, substantially in the form of Exhibit G hereto, dated the date hereof.

(f) The Borrower shall repay the principal of the Swing Line Advances in full not less frequently than once every ten Business Days, and upon such repayment in full, shall not request another Swing Line Advance for at least one full Business Day. The Borrower may use the proceeds of an Advance made pursuant to Section 2.1 to repay any Swing Line Advance.

(g) The Swing Line Bank may at any time and from time to time (whether before or after the occurrence of an Event of Default), by notice to the Agent not later than 1:00 p.m. on any Bank Business Day, request that the Lenders make Advances to the Borrower pursuant to Section 2.1 in an aggregate principal amount equal to the then-outstanding principal amount of the Swing Line Advances plus interest accrued thereon to and including the date of such notice and request. Upon receiving such notice and request, and in any event not later than 2:00 p.m. on the date of the notice and request, the Agent shall notify each Lender of the amount of the requested Borrowing, that the proceeds of the Borrowing are to be used to repay a Swing Line Loan and of the amount of each Lender’s Advance with respect thereto. Unless one of the events described in Sections 7.1(i) or (j) shall have occurred with respect to Borrower, then subject to the provisions of Section 2.19(i) below, so long as a Lender receives such notice from the Agent prior to 2:00 p.m. on the date the requested Borrowing is to occur, each Lender shall make its Advance with respect to that Borrowing available to the Agent by wire transfer of immediately available funds to the Agent not later than 3:00 p.m. on the same day. Prior to the close of business on the same day, the Agent will disburse the Borrowing by crediting the same to the account of the Swing Line Bank. Any Advances made by Lenders pursuant to this Section 2.19(g) shall initially bear interest at the Base Rate, but the rate of interest that applies to such Advances may be converted pursuant to Section 2.3(c), and such Advances shall in all other respects be treated in the same manner as Advances made pursuant to Section 2.1.

(h) The Borrower may prepay any Swing Line Loan on the Business Day it is made or on any subsequent Business Day; provided, however, that each such prepayment shall be in the principal amount of $500,000 or an integral multiple thereof.

(i) In the event that one of the events of default described in Sections 7.1(i) or (j) shall have occurred, the Agent shall immediately notify the Swing Line Bank and the Lenders, and, if any Swing Line Advances or interest thereon is outstanding on such day it receives notice, each Bank will purchase from the Swing Line Bank an undivided participation interest in the Swing Line Advance and interest thereon in an amount equal to its Percentage of such Swing Line Advance. Upon request, each Lender will promptly transfer to the Swing Line Bank, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Bank will deliver to such Lender a loan participation certificate, dated the date of receipt of such funds and in such amount. Thereafter, the Swing Line Bank shall make no further Swing Line Advances, any payments received directly by the Swing Line Bank with respect to the Swing Line Advances shall be treated as excess payments subject to Section 8.4, and all other payments made by the Borrower shall be applied in the manner required by Section 8.2.

(j) Any Swing Line Advances that are outstanding on the Commitment Termination Date shall be paid in full on such date, with all accrued interest.

Section 2.20 Substitution of Lender.

Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.3(d) or a claim for compensation under Sections 2.16, 2.17 or 2.18, the Borrower may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s Advances and Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Borrower to acquire and assume all or part of such Affected Lender’s Advances and Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Agent (which consent shall not unreasonably be withheld). Any transfer of Advances or Commitment pursuant to this Section shall be made in accordance with Section 8.10, and the Affected Lender shall be entitled to payment in full of the principal amount of its outstanding Advances, all accrued interest thereon, and all accrued fees to the date of such transfer.

ARTICLE III

Conditions Precedent

Section 3.1 Conditions to Effectiveness.

Sections 2.1, 2.7 and 2.19 of this Agreement shall become effective only upon delivery to the Agent of each of the following, each in form and substance satisfactory to each Lender:

(a) This Agreement, duly executed by the Borrower, the Agent and each of the Lenders.

(b) The Notes, dated the date hereof, properly executed on behalf of the Borrower.

(c) The Swing Line Note, dated the date hereof, properly executed on behalf of the Borrower.

(d) Evidence that concurrently with the making of the initial Advance, all amounts payable under the credit agreements listed in Schedule 2.15 will be paid and the commitments thereunder will be terminated.

Section 3.2 Initial Conditions Precedent.

The obligation of the Lenders to make any Advances, the Swing Line Bank to make any Swing Line Advance and the obligation of the L/C Issuer to issue any Letter of Credit are subject to the further condition precedent that the Agent shall have received on or before the day of the first Advance, Swing Line Advance or Letter of Credit all of the following, in form and substance satisfactory to the Agent, the Swing Line Bank, the L/C Issuer and each Lender:

(a) The Fee Letter, properly executed on behalf of the Borrower.

(b) A certificate of the secretary or an assistant secretary of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Board of Directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Borrower, together with such copies, and (iii) certifying the names of the officers of the Borrower who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.

(c) A certificate of good standing of the Borrower, dated not more than ten days before such date.

(d) A signed copy of an opinion of counsel for the Borrower, addressed to the Lenders in substantially the form of Exhibit D hereto.

(e) All fees required to be paid as of the date hereof under this Agreement or the Fee Letter.

(f) Such other documents as the Agent or the Required Lenders may deem necessary or advisable in connection with the initial Advances.

Section 3.3 Conditions Precedent to All Advances, Swing Line Advances and Letters of Credit.

The obligation of the Lenders to make any Advance (including the initial Advance) and the Obligation of the Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance, Swing Line Advance or Letter of Credit:

(a) The representations and warranties contained in Article IV are correct on and as of the date of such Advance, Swing Line Advance or Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(b) The Borrower has delivered to the Agent a certificate in the form of Exhibit F hereto, duly executed by a person authorized to request Advances or the issuance of Letters of Credit on behalf of the Borrower.

(c) No event has occurred and is continuing, or would result from such Advance, Swing Line Advance or Letter of Credit, which constitutes a Default or an Event of Default.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants to the Lenders as follows:

Section 4.1 Corporate Existence and Power.

The Borrower and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (i) will not permanently preclude the Borrower or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (ii) will not result in any other Material Adverse Change. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrower of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Organizational Documents of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary.

Section 4.3 Legal Agreements.

This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.4 Subsidiaries.

Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Borrower or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Borrower or by any such other Subsidiary are validly issued and fully paid and nonassessable.

Section 4.5 Financial Condition.

The Borrower has heretofore furnished to the Lenders the audited consolidated financial statements of the Borrower and its Subsidiaries for the year ended December 31, 2003, and its unaudited quarterly consolidated financial statements for the quarter ended June 30, 2004. Those financial statements fairly present in all material respects the financial condition of the Borrower on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Borrower to the Agent and the Lenders, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

Section 4.6 Adverse Change.

There has been no Material Adverse Change between June 30, 2004, and the date of this Agreement.

Section 4.7 Litigation.

Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the properties of the Borrower or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to effect a Material Adverse Change, the Borrower knows of no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.

Section 4.8 Hazardous Substances.

Except as set forth in Schedule 4.8, to the best of the Borrower’s knowledge, (i) neither the Borrower nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (ii) no such real property has ever been used (either by the Borrower or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.

Section 4.9 Regulation U.

Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.10 Taxes.

The Borrower and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld and paid by them. The Borrower and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or any Subsidiary are required to be filed, and the Borrower and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or applicable Subsidiary has provided adequate reserves in accordance with GAAP.

Section 4.11 Burdensome Restrictions.

Neither the Borrower nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change.

Section 4.12 Titles and Liens.

The Borrower or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Borrower and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Borrower and its Subsidiaries taken as a whole.

Section 4.13 ERISA.

No Plan will have an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $5,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty

Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Borrower or any Subsidiary. Except as disclosed in Borrower’s financial statements, neither the Borrower nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $5,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

Section 4.14 Investment Company Act.

The Borrower is not, and after giving effect to the offer and sale of the Bonds, will not be an “investment company,” as such term is defined in the Investment Company Act.

Section 4.15 Solvency.

The Borrower is and, upon the making of any Advance and the issuance of any Letter of Credit, will be, Solvent.

Section 4.16 Swap Obligations.

Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.17 Insurance.

The properties of the Borrower and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and such Subsidiaries operate.

Section 4.18 Compliance With Laws.

The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.

ARTICLE V

Affirmative Covenants of the Borrower

So long as any Note or the Swing Line Note shall remain unpaid or any Commitment or L/C Amount shall be outstanding, the Borrower will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:

Section 5.1 Financial Statements.

The Borrower will deliver to the Agent and each Lender:

(a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.

(b) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Borrower and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

(c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Borrower.

(d) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower or any Subsidiary shall file with the SEC or any national securities exchange.

(e) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Borrower or any Subsidiary combined in excess of $10,000,000.

(f) As promptly as practicable (but in any event not later than five Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

(g) Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Borrower or any Subsidiary in excess of $5,000,000, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

(h) Promptly upon their receipt, copies of (a) all notices received by the Borrower, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (b) all notices received by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds $5,000,000.

(i) All notices required to be delivered under Section 9.14.

(j) Promptly after it obtains knowledge of any such change, notice (by telephone, followed by written notice sent promptly thereafter in accordance with Section 9.3) of any change in the rating by S&P or Moody’s of the Borrower’s Senior Debt, together with the details thereof, and of any announcement by S&P or Moody’s that its rating is “under review” or that any such rating has been placed on a “CreditWatch List”® or “watch list” or that any similar action has been taken by such rating agency.

(k) Such other information respecting the financial condition and results of operations of the Borrower or any Subsidiary as any Lender may from time to time reasonably request.

Section 5.2 Books and Records; Inspection and Examination.

The Borrower will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Borrower will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Borrower or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (i) so long as any Event of Default has occurred and is continuing, the Agent or any Lender, and (ii) at all other times, the Agent. The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Borrower with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Borrower and such Lender.

Section 5.3 Compliance with Laws.

The Borrower will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the noncompliance with which would effect a Material Adverse Change.

Section 5.4 Payment of Taxes and Other Claims.

The Borrower will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower or any Subsidiary; provided, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.

Section 5.5 Maintenance of Properties.

The Borrower will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (i) (A) such discontinuance or disposition is, in the reasonable judgment of the Borrower or that Subsidiary, desirable in the conduct of its business, and (B) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (ii) such discontinuance or disposition relates to obsolete or worn-out property.

Section 5.6 Insurance.

The Borrower will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Borrower or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.

Section 5.7 Preservation of Corporate Existence.

The Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Borrower nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (i) its Board of Directors shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Borrower or that Subsidiary, and (ii) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Borrower to terminate its corporate existence.

Section 5.8 Use of Proceeds.

The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for general corporate purposes (including, without limitation, support of commercial paper) and to repay outstanding Advances and L/C Amounts. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Borrower or such Subsidiary shall have obtained written approval from the board of directors or other governing body of such entity.

ARTICLE VI

Negative Covenants

So long as any Note or the Swing Line Note shall remain unpaid or any Commitment or L/C Amount shall be outstanding, the Borrower agrees that, without the prior written consent of the Required Lenders:

Section 6.1 Liens.

The Borrower will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:

(a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.

(e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Borrower or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Borrower or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

(f) Liens granted by any Acquisition Target prior to the acquisition by the Borrower or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Borrower or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Borrower or the applicable Subsidiary and improvements and modifications thereto.

(g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

(h) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.

(i) Liens granted by any Subsidiary of the Borrower in favor of the Borrower or any wholly-owned Subsidiary of the Borrower.

(j) Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (a) of exclusive licenses with respect to the foregoing if such licenses relate to either (x) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Borrower and its Subsidiaries or (y) uses that would not materially restrict the conduct of the on-going businesses of the Borrower and its Subsidiaries and (b) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Borrower or any of its Subsidiaries.

(k) Possessory Liens in favor of lessees or sublessees of properties leased or subleased by the Borrower or any of its Subsidiaries to such Persons.

(l) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 5% of the Borrower’s consolidated net worth.

Section 6.2 Sale of Assets.

The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of all or a Material Part of the Assets of the Borrower and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (i) in the ordinary course of business, (ii) any transfer of an interest in accounts or notes receivable on a limited recourse basis; provided, that (w) such transfer qualifies as a sale under GAAP, (x) the amount of such financing does not exceed $100,000,000 in the aggregate after the date of this Agreement, (y) at least 80% of the proceeds of such transfers are paid in cash and (z) the Borrower and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of any such financing, and (iii) dispositions of property no longer used or useful in the business of the Borrower or any Subsidiary; provided, however, that a wholly-owned Subsidiary of the Borrower may sell, lease, or transfer all or a substantial part of its assets to the Borrower or another wholly-owned Subsidiary of the Borrower, and the Borrower or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Borrower and/or its Subsidiaries disposed of a Material Part of the Assets. For purposes hereof, “Material Part of the Assets” means assets with a net book value in excess of 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the most recent balance sheet of the Borrower and its Subsidiaries available as of the date of determination.

Section 6.3 Consolidation and Merger.

The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Borrower so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Borrower shall be the continuing or surviving corporation, or (b) the merger of a wholly-owned Subsidiary with the Borrower, provided that the Borrower is the legally surviving entity, or (c) the merger of a wholly-owned Subsidiary with another wholly-owned Subsidiary..

Section 6.4 Hazardous Substances.

The Borrower will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Borrower or any Subsidiary or in which the Borrower or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.

Section 6.5 Restrictions on Nature of Business.

The Borrower will not engage in any business materially different from that presently engaged in by the Borrower.

Section 6.6 Transactions with Affiliates.

The Borrower will not make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate of the Borrower, or make any other cash transfer to any Affiliate of the Borrower; provided, however, that the foregoing shall not prohibit any of the following:

(a) Transactions made upon fair and reasonable terms no less favorable to the Borrower than would obtain, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

(b) Loans or contributions of capital to Subsidiaries, so long as such transaction does not violate Section 6.3 of this Agreement.

Section 6.7 Ratio of Total Funded Debt to Total Capital.

The Borrower will not at any time permit its ratio of Total Funded Debt to Total Capital, determined on a consolidated basis with respect to the Borrower and its Subsidiaries as at the end of each fiscal quarter of the Borrower, to be greater than 0.60 to 1.

Section 6.8 Ratio of EBITR to Interest and Rentals.

The Borrower will not at any time permit its ratio of EBITR to the sum of Interest Expense and Rental Expense, determined for the 12-month period ending on the last day of each fiscal quarter of the Borrower, to be less than 2.00 to 1.

Section 6.9 Availability for Commercial Paper.

The Borrower shall maintain the sum of its Availability plus other committed credit lines available to be drawn at not less than the aggregate face amount (plus accrued interest) of the debt obligations of the Borrower and its Subsidiaries issued in the Wisconsin Commercial Paper Program having maturities of not more than 270 days.

Section 6.10 Investments.

Neither the Borrower nor any of its Subsidiaries will purchase or hold beneficially any stock or other securities or evidence of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:

(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by commercial banks, whether domestic or foreign, having deposits in excess of $100,000,000.

(b) Advances in the form of progress payments, prepaid rent or security deposits.

(c) Investments in its Subsidiaries, including investments in connection with acquisitions.

(d) Investments in securities subject to a repurchase obligation by the United States of America or an agency thereof.

(e) Existing investments described on Schedule 6.10.

(f) Investments not otherwise permitted by clauses (a) through (e) of this Section 6.10 in an aggregate amount not exceeding 15% of the Borrower’s consolidated net worth.

Section 6.11 Guarantees.

Neither the Borrower nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) The endorsement of negotiable instruments by the Borrower or any of its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business.

(b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.11 hereto.

(c) Contingent obligations of (A) the Borrower with respect to obligations of its Subsidiaries and (B) of any of the Borrower’s Subsidiaries with respect to obligations of the Borrower or another such Subsidiary.

(d) Contingent obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business.

ARTICLE VII

Events of Default, Rights and Remedies

Section 7.1 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of any principal of any Note, the Swing Line Note or L/C Amount when it becomes due and payable.

(b) Default in the payment of any interest on any Note or the Swing Line Note or any fees required under Section 2.7, 2.8 or 2.9 when the same become due and payable and the continuance of such default for five Business Days.

(c) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in any of Sections 5.1(f), 6.1 through 6.3 or 6.6 through 6.11 hereof.

(d) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Agent, at the request of any Lender, has given notice to the Borrower specifying such default or breach and requiring it to be remedied.

(e) Any representation or warranty made by the Borrower in this Agreement or any other Loan Document or by the Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.

(f) The Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms.

(g) A default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Borrower or any of its Subsidiaries (other than any Obligations) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $10,000,000.

(h) A default (other than a default described in paragraph (g)) under any agreement relating to any item of Total Funded Debt of the Borrower or any Subsidiary (other than under any of the Loan Documents) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $10,000,000; provided further that if such default shall be cured by the Borrower or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

(i) The Borrower or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Borrower or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.

(j) A petition shall be filed by the Borrower or any Subsidiary under the United States Bankruptcy Code naming the Borrower or that Subsidiary as debtor; or an involuntary petition shall be filed against the Borrower or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower or any Subsidiary as debtor.

(k) A Change of Control shall occur with respect to the Borrower.

(l) The rendering against the Borrower or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $5,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

(m) Any Plan shall have been terminated as a result of which the Borrower or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $10,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Borrower or any Subsidiary in excess of $10,000,000, or the Borrower or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $10,000,000 in respect of any Multiemployer Plan; or the Borrower or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or the Borrower or any Subsidiary shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $10,000,000 with respect to any Plan; or any Reportable Event that the Required Lenders may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to Borrower or any Subsidiary or ERISA Affiliate in excess of $10,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lenders.

(n) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the assets of the Borrower and its Subsidiaries.

(o) Failure of the Borrower to maintain or deposit in the Cash Collateral Account on or after the fifth Business Day preceding the Commitment Termination Date (or earlier, if required by Section 7.2(c)) an amount equal to the face amount of all outstanding Letters of Credit.

Section 7.2 Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:

(a) The Agent may, by notice to the Borrower, declare the Commitments, the Swing Line Bank’s commitment under Section 2.19 and the L/C Issuer’s commitment under Section 2.7 to be terminated, whereupon the same shall forthwith terminate.

(b) The Agent may, by notice to the Borrower, declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c) If any Letter of Credit remains outstanding, the Agent may, by notice to the Borrower, require the Borrower to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit (less any amounts then on deposit in the Cash Collateral Account). Such funds shall be deposited (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

(d) The Lenders may, without notice to the Borrower and without further action, apply any and all money owing by any Lender to the Borrower to the payment of the Notes then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder. For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of that Section.

(e) The Agent may exercise and enforce all rights and remedies available to it in respect of the Cash Collateral Account.

(f) The Agent, the Swing Line Bank, the L/C Issuer and the Lenders may exercise any other rights and remedies available to them by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(j) hereof (whether or not such Event of Default also arises under Section 7.1(i) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3 Pledge of Cash Collateral Account.

The Borrower hereby pledges, and grants the Agent, as agent for the Lenders, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of all amounts due and to become due from the Borrower to the Issuing Bank, the Agent and/or the Lenders pursuant to this Agreement, including but not limited to both principal of and interest on the Notes and all renewals, extensions and modifications thereof and any notes issued in substitution therefor, and specifically including the Borrower’s obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Borrower, the Agent shall permit the Borrower to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (i) the Excess Balance (as defined below), or (ii) the balance of the Cash Collateral Account. If a Default or Event of Default then exists, the Agent shall, upon the request of the Borrower, apply the Excess Balance to the payment of the Obligations. As used herein, “Excess Balance” means (A) after the fifth Business Day preceding the Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (B) prior to the fifth Business Day preceding the Commitment Termination Date, the balance of the Cash Collateral Account. The Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrower shall have no right to withdraw the funds maintained in the Cash Collateral Account.

ARTICLE VIII

The Agent

Section 8.1 Authorization.

Each Lender, the holder of each Note and the Issuer irrevocably appoints and authorizes the Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.

Section 8.2 Distribution of Payments and Proceeds.

(a) After deduction of any costs of collection as hereinafter provided, the Agent shall remit to each Lender that Lender’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(e) and facility and utilization fees payable under Section 2.8 that are received by the Agent under the Loan Documents. Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Lender shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.

(b) Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of any Borrowing or other Advance or purchase its participation in a Swing Line Advance or in a Letter of Credit as required hereunder, or if the principal balance of any Lender’s Note is for any other reason less than its Percentage of the aggregate principal balances of the Notes then outstanding, the Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3 Expenses.

All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Agent). If the Agent does not receive payments, collections or proceeds from the Borrower or its properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds.

Section 8.4 Payments Received Directly by Lenders.

If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Note other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Agent and shall purchase from the other Lenders or holders such participations in the Notes held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).

Section 8.5 Indemnification.

The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Notes against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.

Section 8.6 Exculpation.

(a) The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations (it being understood and agreed that the Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Agent has received written notice thereof from the Borrower or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (d) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of Wells Fargo as Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity.

(b) The term “agent” is used herein in reference to the Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Agent and the Lenders, in each case as independent contracting parties. However, the obligations of the Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

Section 8.7 Agent and Affiliates.

The Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.

Section 8.8 Credit Investigation.

Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Lender to the Borrower without the intervention of the Agent or any other Lender. Each Lender agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9 Resignation.

The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lenders. In the event of any resignation of the Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Agent; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Agent may be appointed without the prior written consent of the Borrower. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a Lender as a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder.

Section 8.10 Assignments.

(a) Any Lender may, at any time, assign a portion of its Notes and Commitment to an Eligible Lender (an “Applicant”) on any date (the “Adjustment Date”) selected by such Lender, subject to the terms and provisions of this Section 8.10. The aggregate principal amount of the Note and Commitment so assigned in any assignment shall be not less than $5,000,000, and the assigning Lender shall retain at least $5,000,000 of such Note and Commitment for its own account; provided, however, that the foregoing restriction shall not apply to a Lender assigning its entire Note and Commitment to the Applicant. Any Lender proposing an assignment hereunder shall give notice of such assignment to the Agent and the Borrower at least ten Business Days prior to such assignment (unless the Agent consents to a shorter period of time). Such notice shall specify the identity of such Applicant and the Percentage which it proposes that such Applicant acquire (which Percentage shall be the same for the Commitment and the Note held by the assigning Lender). Any assignment hereunder may be made only with the prior written consent of the Agent and the Borrower; provided, however, that (i) in no event shall such consent be unreasonably withheld, and (ii) the consent of the Borrower shall not be required if a Default or Event of Default has occurred and is continuing at the time of such assignment.

(b) Subject to the prior written consent of the Agent and the Borrower (if applicable), to confirm the status of an Applicant as a party to this Agreement and to evidence the assignment of the applicable portion of the assigning Lender’s Commitment and Notes in accordance herewith:

(i)	the Borrower, such Lender, such Applicant, and the Agent shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate (provided that, if a Default or Event of Default has occurred and is continuing on the applicable Adjustment Date, the assignment will be effective whether the Borrower signs it or not), in substantially the form of Exhibit E (an “Assignment Certificate”); and

(ii)	the Borrower will, at its own expense and in exchange for the assigning Lender’s Note, execute and deliver to the assigning Lender a new Note, payable to the order of the Applicant in an amount corresponding to the applicable interest in the assigning Lender’s rights and obligations acquired by such Applicant pursuant to such assignment, and, if the assigning Lender has retained interests in such rights and obligations, a new Note, payable to the order of that Lender in an amount corresponding to such retained interests. Such new Notes shall be in an aggregate principal amount equal to the principal amount of the Note to be replaced by such new Notes (or, if less, the Commitment Amount of the assigning Lender prior to giving effect to such assignment, unless such assignment is made after the Commitment Termination Date, in which case the aggregate principal amount of the new Notes shall equal the outstanding principal balance of the Note to be replaced by such new Notes), shall be dated the effective date of such assignment and shall otherwise be in the form of the Note to be replaced thereby. Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Note being replaced thereby; and

Upon the execution and delivery of such Assignment Certificate and such Notes, (a) this Agreement shall deemed to be amended to the extent, and only to the extent,

necessary to reflect the addition of such Additional Lender and the resulting adjustment of Percentages arising therefrom, (b) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of such Lender’s Percentage, and (c) the Additional Lender shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders, and the obligations to make Advances hereunder.

(c) In order to facilitate the addition of Additional Lenders hereto, the Borrower shall (subject to the written agreement of any prospective Additional Lender to be subject to the confidentiality provisions of Section 8.13) provide all reasonable assistance requested by each Lender and the Agent relating thereto, which shall not require undue effort or expense on the part of the Borrower, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as any Lender or the Agent may reasonably request, and the participation by officers of the Borrower in a meeting or teleconference call with any Applicant upon the reasonable request upon reasonable notice of any Lender or the Agent.

(d) Without limiting any other provision hereof:

(i)	each Lender shall have the right at any time upon written notice to the Borrower and the Agent (but without requiring the consent of the Borrower or the Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Affiliates of such Lender, provided that, unless consented to by the Borrower and the Agent (which consent shall not be unreasonably withheld), no such sale, assignment, transfer or negotiation of Commitment shall relieve the transferring Lender from its obligations (to the extent such Affiliate does not fulfill its obligations) hereunder; and

(ii)	each Lender shall have the right at any time upon written notice to the Borrower and the Agent (but without requiring the consent of the Borrower or the Agent) to sell, assign, transfer, or negotiate all or any part of its Commitment, Advances, Notes, and other rights and obligations under this Agreement and the Loan Documents to one or more Lenders, and any such sale, assignment, transfer or negotiation shall relieve the transferring Lender from its obligations hereunder to the extent of the obligations so transferred (except, in any event, to the extent that the Borrower, any other Lender or the Agent has rights against such transferring Lender as a result of any default by such transferring Lender under this Agreement);

provided, however, that any partial sale, assignment, transfer or negotiation pursuant to this Section shall be pro rata as to all of the Commitment, Note and Advances transferred.

(e) Simultaneously with any assignment under this Section, the Lender making such assignment shall pay the Agent a transfer fee in the amount of $3,500.

(f) Notwithstanding any other provision of this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and that Lender’s Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(g) The Agent shall maintain a copy of each Assignment Certificate delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, principal amount of the Advances by, and amount of the participation in Letters of Credit of each Lender (the “Register”). The entries in the Register shall be conclusive, and all of the parties to this Agreement shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party to this Agreement from time to time upon reasonable notice.

(h) Upon its receipt of a duly completed and executed Assignment Certificate and the transfer fee required by Section 8.10(e), the Agent will accept such Assignment Certificate and record the information therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

Section 8.11 Participations

Each Lender may grant participations in a portion of its Notes, Letter of Credit participations and Commitments to any Eligible Lender, upon prior written notice to the Agent but without the consent of the Agent or the Borrower, but only so long as the principal amount of the participation so granted is no less than $5,000,000 (or, if the participant is a Participating Affiliate, no less than $1,000,000). No holder of any such participation, other than an Affiliate of such Lender, shall be entitled to require such Lender to take or omit to take any action hereunder, except that such Lender may agree with such participant that such Lender will not, without such participant’s consent, agree to any action described in paragraph (a) of Section 9.2. No Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participant described in this Section will, for purposes of Sections 2.16, 2.17 and 2.18 only, be considered to be a Lender hereunder (provided that such participant shall not be entitled to receive any more than the Lender selling such participation would have received had such sale not taken place).

Section 8.12 Limitation on Assignments and Participations.

Except as set forth in Sections 8.10 and 8.11, no Lender may assign any of its rights or obligations under, or grant any participation in, any Loan Document or Commitment.

Section 8.13 Disclosure of Information.

The Agent and the Lenders shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower and its Subsidiaries to the Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Agent and each Lender may disclose Disclosed Information (i) to the Agent or any other Lender; (ii) to any Affiliate of any Lender in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (iii) to legal counsel, accountants and other professional advisors to the Agent or such Lender; (iv) to any regulatory body having jurisdiction over any Lender or the Agent; (v) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (vi) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Agent or such Lender on a non-confidential basis from a source other than the Borrower or a Subsidiary, or (C) was available to the Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent or such Lender by the Borrower or a Subsidiary; (vii) to the extent the Borrower or such Subsidiary shall have consented to such disclosure in writing; (viii) to the extent reasonably deemed necessary by the Agent or any Lender in the enforcement of the remedies of the Agent and the Lenders provided under the Loan Documents; or (ix) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Agent and the Lenders under this Section 8.13.

Section 8.14 Titles.

The Persons identified on the title page as “Sole Book Runner”, “Arranger”, “Co-Syndication Agent”, and “Co-Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

ARTICLE IX

Miscellaneous

Section 9.1 No Waiver; Cumulative Remedies.

No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2 Amendments, Etc.

No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:

(a) No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Agent with the consent or at the request of each of the Lenders):

(i)	Increase the Commitment Amount of any Lender or extend the Commitment Termination Date.

(ii)	Permit the Borrower to assign its rights under this Agreement.

(iii)	Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders.

(iv)	Forgive any indebtedness of the Borrower arising under this Agreement of any L/C Application or evidenced by the Notes or the Swing Line Note, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(v)	Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to the Lenders (or any of them) or the Swing Line Bank or the L/C Issuer hereunder or under any other Loan Document.

(vi)	Amend Section 2.10(iii).

(b) No amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document unless in writing and signed by the Agent.

(c) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of the Borrower or obligations of any Lender or the Agent hereunder shall be effective unless the Borrower shall have consented thereto in writing.

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3 Notice.

Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment Certificate; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) five business days after the date of posting, if delivered by mail, (iii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iv) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender.

Section 9.4 Costs and Expenses.

The Borrower agrees to pay on demand (i) all costs and expenses incurred by the Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (ii) all costs and expenses incurred by the Agent or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Agent or such Lender by in-house counsel. The Borrower also agrees to pay and reimburse the Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Agent and the Lenders.

Section 9.5 Indemnification by Borrower.

The Borrower hereby agrees to indemnify the Agent, the Lenders, the Swing Line Bank, the L/C Issuer and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim that any Environmental Law has been breached with respect to any activity or property of the Borrower), except with respect to taxes, which shall be governed by Section 2.17, and except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

Section 9.6 Execution in Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.7 Binding Effect, Assignment.

The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders, the Agent, the Swing Line Bank and the L/C Issuer and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of each of the Lenders.

Section 9.8 Governing Law.

The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

Section 9.9 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.10 Consent to Jurisdiction.

Each party irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in Hennepin County in the State of Minnesota or in the courts of the United States located in such State, (ii) consents to the jurisdiction of each such court in any suit, action or proceeding, (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.11 Waiver of Jury Trial.

THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 9.12 Prior Agreements.

This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Lenders and the Borrower relating to the subject matter hereof.

Section 9.13 General Release.

Effective upon the first Borrowing or issuance of the first Letter of Credit, the Borrower hereby absolutely and unconditionally releases and forever discharges each Indemnitee (as defined in Section 9.5) from any and all claims, demands or causes of action (arising from the beginning of time to and including the date of this Agreement) of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, whether such claims, demands and causes of action are matured or unmatured or known or unknown, which the Borrower has had, now has or may claim to have against any Indemnitee for or by reason of any act, omission, matter, cause or thing arising out of or in any way related to the credit agreements listed in Schedule 2.15 or any document executed in connection therewith.

Section 9.14 Recalculation of Covenants Following Accounting Practices Change.

The Borrower shall notify the Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Borrower and the Lenders shall negotiate in good faith in order to effect any adjustments to Sections 6.7 and 6.8 necessary to reflect the effects of such Accounting Practices Change.

Section 9.15 Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.16 Nonliability of Lenders.

The relationship between the Borrower on the one hand and the Lenders, the Issuing Bank and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, any Lender nor the Issuing Bank shall have any fiduciary responsibilities to the Borrower. Neither the Agent, any Lender nor the Issuing Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, any Lender nor the Issuing Bank shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (i) the gross negligence or willful misconduct of the party from which recovery is sought or (ii) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Neither the Agent, any Lender nor the Issuing Bank shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION

By	/S/ RICHARD F. HOBBS
Its	Vice President, CFO and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By	/S/ MARK H. HALLDORSON
Its	Vice President

By	/S/ JENNIFER D. BARRETT
Its	Vice President and Loan Team Manager

M&I MARSHALL & ILSLEY BANK, A WISCONSIN CORPORATION, as Co-Syndication Agent and as a Lender

By	/S/ LEO D. FREEMAN
Its	Vice President

By	/S/ JAMES R. MILLER
Its	Vice President

KEYBANK NATIONAL ASSOCIATION, as Co-Syndication Agent and as a Lender

By	/S/ THOMAS J. PURCELL
Its	Senior Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as Co-Documentaion Agent and as a Lender

By	/s/ Brett Delfino
Its	Executive Director

By	/s/ Michael L. Laurie
Its	Executive Director

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as Co-Documentation Agent and as a Lender

By	/s/ Shinishiro Munecmika
Its	Deputy General Manager

NATIONAL CITY BANK OF THE MIDWEST, as a Lender

By	/s/ Richard H. Michalik
Its	Senior Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By	/s/ Geraldine Hannon
Its	Authorized Signatory

By	/s/ Tom Hayes
Its	Authorized Signatory

(Signature Page 2 of 2 to Sensient Technologies Corporation Credit Agreement)

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses

Exhibit B	Promissory Note

Exhibit C	Compliance Certificate

Exhibit D	Opinion of Borrower’s Counsel

Exhibit E	Assignment Certificate

Exhibit F	Borrowing Certificate

Exhibit G	Swing Line Note

Schedule 2.15	Existing Debt

Schedule 4.2	Consents

Schedule 4.4	Subsidiaries

Schedule 4.7	Litigation

Schedule 4.8	Environmental Matters

Schedule 6.1	Liens

Schedule 6.10	Existing Investments

Schedule 6.11	Guaranties, Etc.

EXHIBIT A

COMMITMENT AMOUNTS AND ADDRESSES

Name	Commitment Amount	Notice Address
Sensient Technologies Corporation	N/A	777 East Wisconsin Avenue Milwaukee, WI 53202-5304 Attention: Richard F. Hobbs Telecopier: 414-347-4794

Wells Fargo Bank, National Association, as Agent	N/A	MAC N9305-031 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Mark Halldorson Telecopier: 612-667-2276

Wells Fargo Bank, National Association, as a Lender	$30,000,000	MAC N9305-031 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Mark Halldorson Telecopier: 612-667-2276

M&I Marshall & Ilsley Bank, a Wisconsin Corporation	$22,500,000	770 North Water Street Milwaukee, WI 53202 Attention: Leo Freeman Telecopier: 414-765-7625

Keybank National Association	$22,500,000	127 Public Square Cleveland, Ohio 44114 Attention: Marianne Meil Telecopier: 216-689-4649

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch	$20,000,000	123 North Wacker Drive Suite 2100 Chicago, Illinois 60606 Attention: Michael Laurie Telecopier: 312-408-8240

The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$20,000,000	227 West Monroe Street Suite 2300 Chicago, Illinois 60606 Attention: Wayne Yamanaka Telecopier: 312-696-4535

National City Bank of the Midwest	$20,000,000	One North Franklin Suite 3600 Chicago, IL 60606 Attention: Richard Michalik Telecopier: 312-240-0301

The Governor and Company of the Bank of Ireland	$15,000,000	75 Holly Hill Lane Greenwich, CT 06830 Attention: Michael D’Arcy / Paul Clarke Telecopier: 203-552-0656

A-1

EXHIBIT B

PROMISSORY NOTE

$	Minneapolis, Minnesota
, 200

For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Borrower”), promises to pay to the order of                                      (the “Lender”), at such place as the Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of                      Dollars ($            ), or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower pursuant to Section 2.1 of the Credit Agreement dated September 2, 2004 among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Bank, Issuing Bank, Arranger and Sole Book Runner, M&I Marshall & Ilsley Bank, a Wisconsin corporation, as Co-Syndication Agent, KeyBank, a national banking association, as Co-Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Co-Documentation Agent, and The Bank of Tokyo-Mitsubishi, LTD., Chicago Branch, as Co-Documentation Agent, and various Lenders including the Lender (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the mandatory and voluntary prepayment of this Note.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SENSIENT TECHNOLOGIES CORPORATION

By
Its

B-1

EXHIBIT C

COMPLIANCE CERTIFICATE

            , 20

Wells Fargo Bank, National Association,

for itself and as Agent under

the Credit Agreement described below

The Lenders, as defined under the Credit

Agreement described below

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 2, 2004, as it may be amended from time to time (the “Credit Agreement”) among Sensient Technologies Corporation (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Bank, Issuing Bank, Arranger and Sole Book Runner, M&I Marshall & Ilsley Bank, a Wisconsin corporation, as Co-Syndication Agent, KeyBank, a national banking association, as Co-Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Co-Documentation Agent, and The Bank of Tokyo-Mitsubishi, LTD., Chicago Branch, as Co-Documentation Agent, and the Lenders, as defined therein. All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

This is a Compliance Certificate submitted in connection with the Borrower’s financial statements (the “Statements”) as of                     ,              (the “Covenant Date”).

I hereby certify to you as follows:

(a)	I am the [**chief financial officer/treasurer] of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower.

(b)	The Statements have been prepared in accordance with GAAP, **[subject to year-end audit adjustments].

(c)	The computations on the Annexes hereto set forth the Borrower’s compliance or non-compliance with the requirements set forth in Sections 6.7 and 6.8 as of the Covenant Date.

I have no knowledge of the occurrence of any Default or Event of Default, except as set forth in the attachments, if any, hereto.

Very truly yours,

SENSIENT TECHNOLOGIES CORPORATION

By:
Its:

ANNEX 1 TO COMPLIANCE CERTIFICATE

Total Funded Debt to Total Capital (Section 6.7)

1.	Total Funded Debt

	(a)	Indebtedness for Borrowed Money	$
	(b)	Purchase Money Debt (9 month maturity or Note)	$
	(c)	Capitalized Lease Obligations	$
	(d)	Other Debt Secured by Lien	$
	(e)	Other Notes and Drafts	$
	(f)	Bonds, Notes and Similar	$
	(g)	Letters of Credit and Acceptances	$
	(h)	Net liabilities under Swap Contracts	$
	(i)	Guaranties of indebtedness of others	$
	(j)	Off-Balance Sheet Liabilities	$
	(k)	Total Funded Debt (sum of Items (a) through (j))	$
$

2.	Capitalization

	(a)	Common Stock	$
	(b)	Premium on Common Stock	$
	(c)	Retained Earnings (excluding foreign currency adjustments)	$
	(d)	Stockholder’s Equity (sum of Items (a) through(c))	$
	(e)	Funded Debt (from Item 1(k) above)	$
	(f)	Capitalization (sum of Items (d) and (e))	$

3.	Funded Debt to Total Capital (Ratio of Item 1(k) to Item 2(f)) (not to be greater than 0.60 to 1.0)		to 1.

ANNEX 2 TO COMPLIANCE CERTIFICATE

Ratio of EBITR to Interest and Rentals (Section 6.8)

1.	EBITR

	(a)	Consolidated Net Income	$
	(b)	Interest Expense	$
	(c)	Income Taxes	$
	(d)	Rental Expense	$
	(e)	EBITR (total of (a)+(b)+(c)+(d))	$

2.	Interest Expense		$

3.	Rental Expense		$

Ratio of Item 1(e) to sum of Items 2 and 3 (not to be less than 2.0 to 1.0)			to 1.0

EXHIBIT D

OPINION OF BORROWER’S COUNSEL

[To be Provided]

D-1

EXHIBIT E

ASSIGNMENT CERTIFICATE

Assigning Lender:

Applicant:

This Certificate (the “Certificate”) is delivered pursuant to Section 8.10 of the Credit Agreement dated as of September 2, 2004 (together with all amendments, supplements, restatements and other modifications, if any, from time to time made thereto, the “Credit Agreement”), among Sensient Technologies Corporation, a Wisconsin corporation (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent (the “Agent”), Swing Line Bank, Issuing Bank, Arranger and Sole Book Runner, M&I Marshall & Ilsley Bank, a Wisconsin corporation, as Co-Syndication Agent, KeyBank, a national banking association, as Co-Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Co-Documentation Agent, and The Bank of Tokyo-Mitsubishi, LTD., Chicago Branch, as Co-Documentation Agent, and the various Lenders now or hereafter parties thereto.

The Assigning Lender named above wishes to assign a portion of its interest arising under the Credit Agreement to the Applicant named above pursuant to Section 8.10 of the Credit Agreement, and the Applicant wishes to become an Additional Lender pursuant thereto. This Certificate is an Assignment Certificate, as defined in the Credit Agreement, and is executed for purposes of informing the Agent and the Borrower of the transactions contemplated hereby and obtaining the consent of the Agent and the Borrower to the extent required under the Credit Agreement.

Accordingly, the undersigned hereby agree as follows:

1. Definitions. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

2. Allocation of Payments. Any interest, fees and other payments accrued to the Effective Date with respect to the Assigning Lender’s interest under the Loan Documents shall be for the account of the Assigning Lender. Any interest, fees and other payments accruing on and after the Assignment Date with respect to the interests assigned hereunder shall be for the account of the Applicant. Each of the Assigning Lender and the Applicant agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

3. Assignment Date; Conditions. The date on which the Applicant shall become an Additional Lender (the “Assignment Date”) is             , 200    ;

provided, however, that the assignment and assumption described in this Certificate shall not be effective unless, on or before the Assignment Date, (i) the Agent has received counterparts of this Certificate duly executed and delivered by the Borrower (unless the Borrower’s consent to the assignment hereunder is not required under Section 8.10 of the Credit Agreement), the Assigning Lender, the Agent and the Applicant, (ii) the Agent has received the transfer fee for the account of the Agent in the amount of $3,500, and (iii) all other terms and conditions of this Certificate and the Credit Agreement relating to the assignment hereunder have been satisfied.

4. Applicant’s Interest. Effective as of the Assignment Date, (i) the Applicant’s Commitment Amount shall be the amount designated as the “Assigned Commitment Amount” opposite the Applicant’s signature below (and the Applicant shall be deemed to have assumed the Assigning Lender’s Commitment in the amount of such Assigned Commitment Amount), (ii) the principal amount of Advances under Section 2.1 owing to the Applicant shall be the amount designated as the “Assigned Committed Advances” opposite the Applicant’s signature below, and (iii) the Applicant’s Percentage shall be the percentage designated as the “Assigned Percentage” opposite the Applicant’s signature below.

5. Retained Interest. Effective as of the Assignment Date, (i) the Assigning Lender’s Commitment Amount shall be the amount designated as the “Retained Commitment Amount” opposite the Assigning Lender’s signature below (and the Assigning Lender shall be relieved of all of its obligations under the Credit Agreement to the extent of the reduction in its Commitment Amount in accordance herewith), (ii) the principal amount of Advances under Section 2.1 owing to the Assigning Lender shall be the amount designated as the “Retained Committed Advances” opposite the Assigning Lender’s signature below, and (iii) the Assigning Lender’s Percentage shall be the percentage designated as the “Retained Percentage” opposite the Assigning Lender’s signature below.

6. New Notes. On the Assignment Date, the Borrower shall issue and deliver to the Agent in exchange for the Assigning Lender’s Note (i) a Note payable to the order of the Applicant in a face principal amount equal to the Applicant’s “Assigned Commitment Amount” (or, if the Assignment Date is after the Commitment Termination Date, the Applicant’s “Assigned Committed Advances”), in substantially the form of Exhibit B to the Credit Agreement, and (ii) a Note payable to the order of the Assigning Lender in the amount of the “Retained Commitment Amount” (or, if the Assignment Date is after the Commitment Termination Date, the Assigning Lender’s “Retained Committed Advances”), in substantially the form of Exhibit B to the Credit Agreement. The Agent shall deliver the foregoing Notes to the Applicant and the Assigning Lender promptly after the Assignment Date, or (if later) the receipt by the Agent thereof.

7. Notice Address. The address shown below the Applicant’s signature hereto shall be its notice address for purposes of Section 9.3 of the Credit Agreement, unless and until it shall designate, in accordance with such Section 9.3, another address for such purposes.

8. Assumption. Upon the Assignment Date, the Applicant shall become a party to the Credit Agreement and a Lender thereunder and (i) shall be entitled to all rights, benefits and privileges accorded to a Lender in the Credit Agreement, (ii) shall be subject to all obligations of a Lender thereunder, and (iii) shall be deemed to have specifically ratified and confirmed (and by executing this Certificate the Applicant hereby specifically ratifies and confirms) all of the provisions of the Credit Agreement and the Loan Documents.

9. Independent Credit Decision. The Applicant (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 4.5 or 5.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment Certificate; (b) acknowledges and agrees that in becoming an Additional Lender and in making any Advance under the Credit Agreement, such actions have been and will be made without recourse to, or representation or warranty by, the Assigning Lender or the Agent; and (c) agrees that it will, independently and without reliance upon the Assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement. Notwithstanding the foregoing, however, the Assigning Lender hereby warrants and represents that it is the legal and beneficial owner of the interests assigned hereby, and that such interests are not subject to any adverse claims.

10. Withholding Tax. The Applicant (a) represents and warrants to the Agent and the Borrower that under applicable law and treaties no tax will be required to be withheld by the Agent or the Borrower with respect to any payments to be made to the Applicant under the Credit Agreement or its Note, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrower prior to the time that the Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of U.S. Internal Revenue Service Form W-8ECI or W-8BEN (or appropriate replacement forms) and agrees to provide new Forms W-8ECI or W-8BEN (or appropriate replacement forms) upon the expiration of any previously delivered form or comparable statements, in each case certifying as to the Applicant’s entitlement to complete exemption from U.S. federal withholding tax on payments under the Credit Agreement and its Note in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Applicant, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

11. Further Assurances. The Borrower, the Assigning Lender and the Applicant shall, at any time and from time to time upon the written request of the Agent, execute and deliver such further documents and do such further acts and things as the Agent may reasonably request in order to effect the purpose of this Certificate.

12. Miscellaneous. This Certificate may be executed in any number of counterparts by the parties hereto, each of which counterparts shall be deemed to be an original and all of which shall together constitute one and the same certificate. Matters relating to this Certificate shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Assignment Date set forth above.

Retained Committed Advances:
$	[Assigning Lender]
Retained Commitment Amount:
$
Retained Percentage: %	By
Its
Assigned Committed Advances:
$	[Applicant]
Assigned Commitment Amount:
$
Assigned Percentage: %	By
Its

Notice Address:

Telecopier:

Consent of Agent

The Agent hereby consents to the foregoing Assignment.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Its

Consent of Borrower

The Borrower hereby consents to the foregoing Assignment.

SENSIENT TECHNOLOGIES CORPORATION

By
Its

EXHIBIT F

BORROWING CERTIFICATE

            , 200

Wells Fargo Bank, National Association,

for itself and as Agent under the Credit

Agreement described below

MAC

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Re: $150,000,000 Sensient Technologies Corporation Credit Facility

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated September 2, 2004 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among Sensient Technologies Corporation (the “Borrower”), Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Bank, Issuing Bank, Arranger and Sole Book Runner, M&I Marshall & Ilsley Bank, a Wisconsin corporation, as Co-Syndication Agent, KeyBank, a national banking association, as Co-Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Co-Documentation Agent, and The Bank of Tokyo-Mitsubishi, LTD., Chicago Branch, as Co-Documentation Agent, and Lenders that are parties thereto. As used herein, terms defined in the Credit Agreement and not otherwise defined herein have the meanings given them in the Credit Agreement.

The Borrower has requested [a Borrowing to be made under Section 2.1 of the Credit Agreement ] [a Letter of Credit to be issued under Section 2.7 of the Credit Agreement], as more specifically described on Attachment 1.

I hereby certify to you that the [Borrowing/Letter of Credit (including the Borrower’s obligation to reimburse the Lenders on account of any draw under such Letter of Credit)] requested by the Borrower (i) has been duly authorized by the Borrower’s board of directors pursuant to its resolution dated                     , and (ii) does not and will not require any other authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

I further certify to you that the [Borrowing/Letter of Credit (including the Borrower’s obligation to reimburse the Lenders on account of any draw under such Letter of Credit)] requested by the Borrower complies with all applicable requirements of each board resolution described above, including but not limited to any applicable limitation on the aggregate amount of debt that the Borrower may have outstanding at any one time.

SENSIENT TECHNOLOGIES CORPORATION

By
Its

Attachment 1

Terms of Borrowing:

1.	The Business Day of the proposed Borrowing is .

2.	The aggregate amount of the proposed Borrowing is $ .

3.	The proposed Borrowing is to be comprised of $ of Advances to bear interest at the Base Rate and $ of Advances to bear interest at the Eurodollar Rate.

4.	The duration of the Interest Period for Advances that bear interest at the Eurodollar Rate shall be months.

Terms of Letter of Credit:

1.	The proposed date of issuance is .

2.	The stated amount of the Letter of Credit is $ .

3.	The Letter of Credit is to be issued to .

4.	The expiration date of the Letter of Credit is .

EXHIBIT G

SWING LINE NOTE

$10,000,000	Minneapolis, Minnesota
September 2, 2004

For value received, Sensient Technologies Corporation, a Wisconsin corporation (the “Borrower”), promises to pay to the order of Wells Fargo Bank, National Association (the “Swing Line Bank”), at the office of the Swing Line Bank in Minneapolis, Minnesota, the principal sum of Ten Million Dollars ($10,000,000), or, if less, the aggregate unpaid principal amount of all Swing Line Advances made by the Swing Line Bank to the Borrower pursuant to Section 2.19 of the Credit Agreement of even date herewith among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Agent”) Swing Line Bank, Issuing Bank, Arranger and Sole Book Runner, M&I Marshall & Ilsley Bank, a Wisconsin corporation, as Co-Syndication Agent, KeyBank, a national banking association, as Co-Syndication Agent, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland” New York Branch, as Co-Documentation Agent, and The Bank of Tokyo-Mitsubishi, LTD., Chicago Branch, as Co-Documentation Agent for the Lenders (together with all amendments, modifications and restatements thereof, the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of this Note upon an Event of Default and for the mandatory and voluntary prepayment of this Note.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SENSIENT TECHNOLOGIES CORPORATION

By
Its

G-1